Exhibit 10(ix)

NORTHERN TRUST CORPORATION

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2008)

INTRODUCTION

The Northern Trust Corporation Deferred Compensation Plan (the “Plan”) was established by Northern Trust Corporation, a Delaware corporation (the “Corporation”) effective as of May 1, 1998. The primary purpose of the Plan is to provide a select group of management or highly compensated employees of the Corporation (and its subsidiaries and affiliates) with the opportunity to voluntarily defer all or a portion of their Incentive Compensation (as defined in Article I below). The Plan is also intended to provide Participants in the Plan with the ability to save on a tax-deferred basis. The Corporation now hereby amends and restates the Plan, generally effective January 1, 2008 (with such other effective dates as are noted herein) to comply with various changes in applicable law, including the American Jobs Creation Act of 2004, and to make certain other changes.

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1	“Assigned Base Salary” means the regular annual base wage rate of the Participant, excluding overtime wages or wages related to shift differential.

1.2	“Beneficiary” means any person eligible to receive a death benefit under the respective Incentive Compensation Plan as designated by the Participant or otherwise provided under such Incentive Compensation Plan, in the event of the death of the Participant.

1.3	“Board” means the Board of Directors of the Corporation.

1.4	A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)	Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)

The election to the Board of Directors of the Corporation, without the recommendation or approval of two thirds of the incumbent Board of Directors of the Corporation, of the lesser of: (i) three directors; or (ii) directors constituting a majority of the number of directors of the

Corporation then in office, provided, however, that directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation will not be considered as incumbent members of the Board of Directors of the Corporation for purposes of this section; or

(c)	There is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 60% of the combined voting power of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; or

(d)	The stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

For purposes of this Section 1.4 the following definitions shall apply:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities with respect to which such Person has properly filed a Form 13-G; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

1.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6	“Committee” means the Employee Benefit Administrative Committee, which has the responsibility for administering various benefit plans of the Company, as constituted from time to time.

1.7	“Company” means The Northern Trust Company, an Illinois banking corporation; the Corporation; and such U.S. subsidiaries and affiliates of the Corporation as shall with the consent of the Board, adopt the Plan.

1.8	“Corporation” means Northern Trust Corporation, a Delaware corporation, and, to the extent provided in Section 8.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Corporation or a transfer or sale of substantially all of the assets of the Corporation.

1.09	“Deferred Compensation Account” means an individual bookkeeping account for each Participant established hereunder. Such account shall be valued no less frequently than annually on a date or dates determined by the Committee.

1.10	“Distribution Date” means the last business day of February of any Plan Year as provided under Section 5.1 of the Plan and as irrevocably set forth in each of the Participant’s Deferral Election forms.

1.11	“Effective Date” means January 1, 2008 for the amended and restated Plan. The original effective date of the Plan was May 1, 1998.

1.12	“409A Amount” means the portion of the Deferred Compensation Account of a Participant that is deferred in a taxable year beginning after December 31, 2004, as determined in accordance with Code Section 409A and applicable regulations promulgated thereunder and earnings attributable thereto. An amount is considered deferred on or before December 31, 2004 if on or before that date the Participant had a legally binding right to be paid the amount, and the right to the amount was earned and vested.

1.13	“Incentive Compensation” means cash compensation earned pursuant to the Incentive Compensation Plans.

1.14	“Incentive Compensation Plans” means the Partners Incentive Plan, the Management Performance Plan and/or any other bonus program defined by the Company to be included.

1.15	“Initial Plan Year” means the eight-consecutive-month period commencing on the original Effective Date and ending on December 31, 1998.

1.16	“Investment Committee” means the Employee Benefit Investment Committee of the Company, as constituted from time to time, which has the investment responsibilities specifically allocated to it under the Plan.

1.17	“Key Employee” means a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i). The Company’s Key Employees shall be identified annually pursuant to Section 5.7.

1.18	“Participant” means an employee of the Company (a) who resides in the United States or is a United States expatriate on temporary foreign assignment, (b) who is eligible to participate in the Plan in accordance with Article II and (c) who has a Deferred Compensation Account under the Plan; provided, that the following shall not be considered Participants: (i) an employee employed by any office or branch of the Company located in a foreign country who, as to the United States, is a nonresident alien, and (ii) an employee who (A) as to the United States, is a foreign national, (B) is working for the Company at a location located in the United States, and (C) is covered by a retirement plan sponsored by a non-U.S. affiliate of the Corporation in the country in which that affiliate is located.

1.19	“Pension Plan” means The Northern Trust Company Pension Plan, as amended from time to time.

1.20	“Plan” means the Northern Trust Corporation Deferred Compensation Plan, as amended from time to time.

1.21	“Plan Year” means the calendar year.

1.22	“Related Company” means any person with whom the Company is considered to be a single employer under Section 414(b) of the Code and all persons with whom the Company would be considered a single employer under Code Section 414(c), substituting 50% for the 80% standard that would otherwise apply.

1.23

“Separation from Service” means that a Participant dies, retires or otherwise has a termination of employment with the Company. A termination of employment will be deemed to occur when the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform for the Company after a certain date will permanently decrease to less than 50 percent of the average level of bona fide services performed by the Participant for the Company in the immediately preceding 36 months (or the full period of the Participant’s services to the Company if the Participant has been providing services to the Company for less than 36 months). The employment relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. Sec. 409A-1(h)) but (a) only if there is a reasonable expectation that the Participant will return to active employment status, and (b) only to the extent that such leave of absence does not exceed 6 months, or, if longer, for so long as the Participant has a statutory or contractual right to reemployment. For purposes of this Section 1.23, references to the Company shall include the Company and all Related Companies.

ARTICLE II

ELIGIBILITY

2.1	Conditions for Deferrals for 1998 and 1999 Incentive Compensation Payments. For Incentive Compensation which otherwise would be paid during the 1998 or 1999 Plan Years, an employee of the Company who participates in an Incentive Compensation Plan and (i) whose Assigned Base Salary, determined as of April 1, 1998, is at least $100,000, or (ii) whose Assigned Base Salary determined as of April 1, 1998 plus Incentive Compensation paid under the Incentive Compensation Plans during the period commencing on April 1, 1997 and ending on March 31, 1998 is at least $150,000, shall be eligible to defer Incentive Compensation under the Plan.

2.2	Conditions for Deferrals in Subsequent Plan Years. For Plan Years subsequent to the Plan Years provided in Section 2.1, an employee of the Company who participates in an Incentive Compensation Plan and (i) whose Assigned Base Salary, determined as of November 15 immediately preceding the Participant’s deferral election made under Section 3.2 below, is at least $100,000 (or such other amount as the Committee from time to time determines) or (ii) whose Assigned Base Salary determined as of the November 15 immediately preceding the Participant’s deferral election made under Section 3.2 below plus Incentive Compensation paid under the Incentive Compensation Plan during the twelve-month period ending on March 31 immediately preceding such deferral election (regardless of deferral under this Plan), is at least $150,000 (or such other amount as the Committee from time to time determines), shall be eligible to defer Incentive Compensation under the Plan.

ARTICLE III

DEFERRAL OPPORTUNITY

3.1	Amount Which May Be Deferred. Each Participant may elect to defer all or a portion of his or her annual Incentive Compensation as determined by the Committee; provided, however, the amount of each deferral for each payment of Incentive Compensation shall be at least $2,500. Participants shall always be one hundred percent (100%) vested in the amount they defer.

3.2

Deferral Election. Participants shall make the election to defer Incentive Compensation under the Plan on a Deferral Election Form by such dates as the Committee from time to time establishes; provided, that any such election must be made on or before December 31 of the Participant’s taxable year preceding the taxable year in which the

Participant performs the services that give rise to the Incentive Compensation to be deferred. Participants shall make the following determinations on each Deferral Election Form, which determinations shall become irrevocable on December 31 of the Plan Year in which the election is made (or such earlier date in that Plan Year as the Committee may determine):

(a)	The amount to be deferred with respect to the Participant’s Incentive Compensation paid during the Plan Year for which the election applies, pursuant to the terms of Section 3.1 herein;

(b)	The deferral period after which payments of deferred amounts commence (the “Deferral Period”), pursuant to the terms of Section 5.1 herein; and

(c)	The form of the payment of the deferred amount, pursuant to the terms of Section 5.2 herein.

3.3	Partial Year Employment and Initial Election. An employee who commences employment with the Company after the beginning of a Plan Year shall not be permitted to make an election to defer Incentive Compensation with respect to such Plan Year. Further, an employee who commences employment with the Company after November 1 of any Plan Year (or such other date as the Company may determine in its sole discretion) shall not be eligible to defer Incentive Compensation in that Plan Year for the subsequent Plan Year under Section 2.2.

3.4	Disability or Other Absence. If the Participant experiences a disability, all previous Deferral Elections will remain in force unless the Committee, in its sole discretion, determines that the Participant has incurred an unforeseeable emergency pursuant to Section 5.3 of the Plan, in which case it will waive, upon the Participant’s request, such election(s). If the Participant takes a paid or unpaid leave of absence, all previous Deferral Elections will remain in full force.

ARTICLE IV

INVESTMENT OF DEFERRED INCENTIVE COMPENSATION

4.1	Investments. The Company shall contribute amounts allocated hereunder to the Deferred Compensation Accounts of Participants to a rabbi trust (“Trust”), to be invested in such manner as determined by the Investment Committee, consistent with the resolutions or actions of the Board or the Compensation and Benefits Committee of the Board establishing the Plan.

4.2	Participant Statements. Statements that identify the Participant’s Deferred Compensation Account balance shall be provided to Participants no less frequently than annually.

4.3	Minimum Rate of Investment Return. Following the date of a Change in Control, notwithstanding anything to the contrary herein, each Participant’s Deferred Compensation Account shall be credited with a minimum annual investment return with respect to any calendar year (or portion thereof) at least equal to the average yield (as determined at auction) with respect to the 52 week United States Treasury bills issued during the previous calendar year, plus 50 basis points.

4.4	Valuation of Deferred Compensation Accounts. Participants’ Deferred Compensation Accounts shall be valued no less frequently than monthly.

ARTICLE V

DISTRIBUTIONS AND LIMITS ON DISTRIBUTIONS

5.1	Deferral Period. Pursuant to Section 3.2, each Participant shall irrevocably elect the Deferral Period for the Incentive Compensation payments deferred in any Plan Year; provided that the Deferral Period elected by a Participant shall be either a Short-Term Deferral (as provided under Section 5.1(a)) or a Retirement Deferral (as provided under Section 5.1(b)).

(a)	If the Participant elects a Short-Term Deferral, payments under the Plan shall commence only in the form provided under Section 5.2(a) of this Plan on any Distribution Date elected by the Participant; provided that such Distribution Date shall be no earlier than the Distribution Date that is subsequent to three (3) Plan Years following the end of the Plan Year in which the Incentive Compensation would have otherwise been paid to the Participant.

(b)	Subject to Section 5.6, if the Participant elects a Retirement Deferral, payments under the Plan shall commence following the Participant’s Separation from Service after reaching the Participant’s Normal, Early or Postponed Retirement date, as such dates are defined in the Pension Plan (“Retirement Date”), provided that payments under the Plan shall commence, as elected by the Participant, either (i) within sixty (60) days of the Participant’s Retirement Date or (ii) on the Distribution Date immediately following the Plan Year in which the Participant’s Retirement Date occurs (provided that payments must commence under (ii) if the Participant elects to receive the payments in the form provided under Section 5.2(b) of the Plan).

(c)	Notwithstanding anything in the Plan to the contrary, Incentive Compensation paid after a Participant’s Retirement Date or other Separation from Service is not eligible for deferral and will not be deferred, regardless of the Participant’s prior Deferral Election.

(d)	Notwithstanding any Deferral Period(s) elected by a Participant pursuant to Section 3.2(b) and this Section 5.1, and subject to Section 5.6, if at any time before the end of the elected Deferral Period,

(i)	a Participant incurs a Separation from Service, such Participant shall be paid out of the Plan in one (1) lump sum in cash within sixty (60) days after such Separation from Service; or

(ii)	(A)	with respect to a Participant’s 409A Amount, the Participant has been on disability leave for a period of six (6) months, such Participant’s 409A Amount shall be paid out of the Plan in one (1) lump sum in cash within sixty (60) days after such six (6) month disability period; and

	(B)	with respect to amounts in the Participant’s Deferred Compensation Account that are considered deferred on or before December 31, 2004, the Participant has been on disability leave for a period of twelve (12) months, such amounts shall be paid out of the Plan in one (1) lump sum in cash within sixty (60) days after such twelve (12) month disability period.

5.2	Payment of Deferred Amounts. Payment of a Participant’s Deferred Compensation Account under the Plan shall be made in cash in one of the following forms irrevocably elected by the Participant pursuant to Sections 3.2(b) and 5.1:

(a)	Lump Sum Payment. Payments will be made in one (1) lump sum.

(b)	Installment Payments. Payments will be made in either five (5) or ten (10) annual installments, as irrevocably elected by the Participant. Subject to Section 5.6, the initial payment shall be made on the Distribution Date following the Participant’s Retirement Date. The remaining installment payments shall be made in the form of cash each year thereafter (on each anniversary date of the initial payment), until the Participant’s entire Deferred Compensation Account has been paid. The amount of each installment payment shall be equal to the cash remaining in the Participant’s Deferred Compensation Account on the last business day of January immediately prior to each such payment, multiplied by a fraction, the numerator of which is one (1), and the denominator of which is the number of installment payments remaining.

All benefits hereunder shall be paid from the Trust, as further described in Article IV.

5.3	Unforeseeable Emergency. The Committee shall have the sole authority to alter the timing or manner of payment of amounts from a Participant’s Deferred Compensation Account in the event that the Participant establishes, to the satisfaction of the Committee that the Participant has experienced an unforeseeable emergency, as defined in Treas. Reg. §1.409A-3(i)(3)(i). In such event, the Committee may, upon the request of the Participant:

(a)	Provide that all or a portion of the amount previously deferred by the Participant immediately shall be paid to the Participant in a lump sum payment; or

(b)	Provide that all or a portion of the installments payable over a period of time immediately shall be paid to the Participant in a lump sum payment.

However, the amount distributed pursuant to this Section 5.3 shall not exceed the amount that is reasonably necessary for the Participant to satisfy the emergency need at the time of distribution, as determined by the Committee in its sole discretion. In determining the amount reasonably necessary to satisfy a Participant’s emergency need, the Committee must take into account any additional compensation that is available to the Participant if the Committee has waived the Participant’s previous Deferral Elections upon the Participant’s request pursuant to Section 3.4.

The Committee shall determine whether the Participant has experienced an unforeseeable emergency based on the relevant facts and circumstances. An unforeseeable emergency will be deemed to exist in the event of an illness or accident of the Participant or the Participant’s dependent (as defined in Section 152(a) of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar unforeseeable and extraordinary circumstances arising as a result of events beyond the control of the Participant. The Committee’s decision with respect to whether the Participant has experienced an unforeseeable emergency and the manner in which, if at all, the payment of deferred amounts shall be altered or modified, shall be final, conclusive, and not subject to appeal.

Notwithstanding anything in this Section 5.3 to the contrary, no amounts may be distributed on account of this Section 5.3 if such unforeseeable emergency may be relieved:

(i)	Through reimbursement or compensation by insurance or otherwise;

(ii)	By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(iii)	By cessation of deferrals under the Plan.

5.4

Maximum Deductible Amount. An amount that would otherwise be paid from the Deferred Compensation Account of a Participant in a given Plan Year may be delayed to the extent that the Company reasonably anticipates that if the payment were made as scheduled the Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m). Amounts not paid as a result of the above limitation shall be paid in the earlier of (a) the Company’s first taxable year in which the Company reasonably anticipates that if the payment is made during such year the deduction of such payment will not be barred by application of Section 162(m), or (b) the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Company in which the Participant incurs a Separation from Service or the 15th day of the third month following the Participant’s Separation from Service.

5.5	Death of Participant. A Participant, who at the time of his death is employed by the Company and who dies before a complete distribution of his Deferred Compensation Account has been made to him, shall have his Deferred Compensation Account distributed in cash in one (1) lump sum to his Beneficiary. Such distribution will be made within sixty (60) days following the Participant’s final wage payment following his death. A Participant, who at the time of his death is not employed by the Company and who dies before his entire Deferred Compensation Account has been paid to him, shall have his Deferred Compensation Account distributed to his Beneficiary in such manner as provided on his Deferral Election Form.

5.6	Limits on Distributions to Key Employees. Anything in the Plan to the contrary notwithstanding, including without limitation Section 5.3, if a Participant is a Key Employee, any distribution of a 409A Amount to such Participant due to the Participant’s Separation from Service that would otherwise be made during the six months following such Separation from Service shall be made six months and one day following such Separation from Service.

5.7	Annual Identification of Key Employees. The Specified Employee Identification Date, as defined in Treas. Reg. §1.409A-1(i)(3), to be used in determining Key Employees of the Company shall be September 30 of any Plan Year. The January 1 of the Plan Year next following that Plan Year shall be the Specified Employee Effective Date, as defined in Treas. Reg. §1.409A-1(i)(4), for Participants identified as Key Employees on the immediately preceding Specified Employee Identification Date. Participants identified as Key Employees on a Specified Employee Identification Date (September 30) shall be treated as Key Employees under the Plan for the 12-month period beginning on the Specified Employee Effective Date (January 1) next following such Specified Employee Identification Date.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1	Terms Include Authorized Delegates. Where appropriate, the terms “Company,” “Corporation,” “Committee” or “Investment Committee” as used in this Plan shall also include any applicable subcommittee or any duly authorized delegate of the Company, the Corporation, the Committee or the Investment Committee, as the case may be. Such duly authorized delegate may be an individual or an organization within the Company, the Corporation, the Committee or the Investment Committee, or may be an unrelated third party individual or organization.

6.2	Authority of the Committees. The Committee shall administer the Plan and shall have full power to select employees for participation in the Plan and to determine the terms and conditions of each employee’s participation; to construe and interpret the Plan and any agreement or instrument entered into hereunder; and to establish, amend, or waive rules and regulations for the Plan’s administration. Further, the Committee shall have full power to make any other determination which may be necessary or advisable for the Plan’s administration. The Investment Committee shall have those powers set forth in Section 4.1 of the Plan.

6.3	Decisions Binding. Subject to the provisions of Article VII, all determinations and decisions made by the Committee or the Investment Committee pursuant to the provisions of the Plan, and all related orders, resolutions or actions of the Board, the Compensation and Benefits Committee of the Board, the Chief Executive Officer of the Corporation or the Executive Vice President and Human Resources Department Head of the Corporation (or the duly authorized designee of either of the latter two individuals) shall be final, conclusive, and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

ARTICLE VII

AMENDMENT OR TERMINATION

7.1	Amendment or Termination. The Corporation has set no termination date for the Plan but reserves the right to amend or terminate the Plan when, in the sole discretion of the Corporation, such amendment or termination is advisable.

(a)	Any such termination shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board if the Compensation and Benefits Committee is unavailable or unable to act for any reason) and shall be effective as of the date set forth in such resolution.

(b)	Any such amendment shall be made in accordance with the following:

(i)	material amendments to the Plan shall be made by action of the Compensation and Benefits Committee of the Board (or by action of the Board, if the Compensation and Benefits Committee is unavailable or unable to act for any reason); and

(ii)	(A) non-material or administrative amendments to the Plan or (B) any amendment to the Plan deemed required, authorized or desirable under applicable statutes, regulations or rulings, shall be made by action of either the Chief Executive Officer of the Corporation or the Executive Vice President and Human Resources Department Head of the Corporation (or either of their duly authorized designees).

7.2

Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly reduce the balance of any deferred compensation held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of amounts in a Participant’s Deferred Compensation Account shall be made to him or his Beneficiary in the manner and at the time described in Section 5 of the Plan. No additional credits shall be made to the Deferred Compensation Account of a

Participant after termination of the Plan, but the Company shall continue to credit gains and losses attributable to investments made pursuant to Section 4.1 to such Deferred Compensation Account until the balance of such Account has been fully distributed to the Participant or his Beneficiary. Following a Change in Control, no amendment to the Plan shall directly or indirectly affect the minimum rate of investment return set forth in Section 4.3 hereof.

7.3	Amendments Necessary to Satisfy Code Section 409A. Anything in the preceding Sections 7.1 or 7.2 or elsewhere in the Plan to the contrary notwithstanding:

(a)	the Plan may be amended in any manner necessary to ensure that the Plan complies in all applicable respects with Code Section 409A; and

(b)	the Plan may not be amended in any manner that would cause the Plan to fail to comply in any applicable respect with Code Section 409A.

ARTICLE VIII

GENERAL PROVISIONS

8.1	Participant’s Rights Unsecured. If and to the extent amounts allocated hereunder to the Deferred Compensation Accounts of Participants are contributed by the Company to the Trust described in Section 4.1, benefits under the Plan shall be payable pursuant to the Trust Agreement. Pursuant to the Trust Agreement, all assets held thereunder shall remain subject to the claims of the general creditors of the Company. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and Trust Agreement and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan and Trust Agreement.

8.2	Tax Withholding. In connection with any deferral under the Plan, the Company shall have the right to withhold from nondeferred Incentive Compensation amounts or other compensation available at the time of the award an amount sufficient to satisfy the FICA tax withholding requirements applicable to such deferrals, or to require the Participant to remit to the Company an amount sufficient to satisfy the tax obligation. In connection with any distribution to the Participant of deferred Incentive Compensation, the Company shall have the right to withhold from such distribution an amount sufficient to satisfy Federal, State, and local tax withholding requirements applicable to such distributions.

8.3	No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

8.4	No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

8.5	Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.6	Applicable Law. To the extent not preempted by Federal law, the Plan shall be construed and administered under the laws of the State of Illinois.

8.7	Incapacity of Recipient. If any benefit under the Plan shall be payable to a minor or a person not adjudicated incompetent but who, by reason of illness or mental or physical disability, is, in the opinion of the Committee, unable to properly manage his affairs, such benefit shall be paid in such of the following ways as the Committee deems best: (a) to the person directly; (b) in the case of a minor, to a custodian under any Uniform Gift to Minors Act for the person; or (c) to the person’s spouse, adult child or blood relative. Any benefit so paid shall be a complete discharge of any liability of the Company and the Plan therefor.

8.8	Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Corporation or by the merger or consolidation of the Corporation into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 7.2.

8.9	Unclaimed Benefit. Each Participant shall keep the Committee informed of his current address and the current address of his designated Beneficiary. None of the Corporation, the Company or the Committee shall be obligated to search for the whereabouts of any person. If the Committee is unable to locate the Participant or any Beneficiary of the Participant, then none of the Corporation, the Company or the Plan shall have any further obligation to pay any benefit hereunder to such Participant or Beneficiary and such benefit shall be forfeited; provided, however, that if the Participant or Beneficiary makes a valid claim for any benefit that has been forfeited, the forfeited benefit shall be reinstated.

8.10	Electronic or Telephonic Notices. Any election, notice, direction or other such action required or permitted to be made in writing under the Plan may also be made electronically, telephonically or otherwise, to the extent then permitted by applicable law and the administrative rules prescribed by the Committee.

8.11	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company, any member of the Committee or the Investment Committee nor any individual acting as an employee or agent of the Company, the Committee or the Investment Committee shall be liable to any Participant, former Participant, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

8.12	Gender; Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

8.13	Compliance with Code Section 409A. The Plan is intended to comply in all applicable respects with the requirements of Code Section 409A and shall be construed and administered so as to comply with that Code section.

IN WITNESS WHEREOF, Northern Trust Corporation has caused this amendment and restatement of the Plan to be executed on its behalf by its duly authorized officer this 12th day of December, 2007, effective January 1, 2008 (or as of such other dates as are noted herein).

NORTHERN TRUST CORPORATION

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and Human Resources Department Head

SUPPLEMENT #1

Special 2005 Deferral Election Cancellations

This Supplement #1 to the Northern Trust Corporation Deferred Compensation Plan, as amended and restated effective January 1, 2008 (the “Plan”), is made a part of the Plan and supersedes any provisions thereof to the extent that they are not consistent with this Supplement. Unless the context clearly implies or indicates to the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement #1.

1.	Effective Date. January 1, 2005.

2.	Application. This Supplement #1 shall apply to:

(a)	Any Participant who, prior to February 28, 2005, requested the cancellation of the Participant’s previous election to defer all or a portion of the cash award payment of Incentive Compensation scheduled to be made to the Participant on February 28, 2005;

(b)	Any Participant who previously elected to defer all or a portion of the cash award payment of Incentive Compensation scheduled to be made to the Participant in the Plan Year beginning January 1, 2005 (the “2005 Plan Year”) and whose 2005 Plan Year payment schedule for such Incentive Compensation was changed from annual to quarterly after such deferral election had been made;

(individually, a “Special Election Cancellation Participant” and, collectively, the “Special Election Cancellation Participants”); and

(c)	Any Participant who would be considered a “specified employee” as defined in proposed regulation section 1.409A-1(i) issued by the U.S. Treasury Department and the Internal Revenue Service; who terminates employment for any reason on or after the Effective Date of this Supplement #1 and on or before October 31, 2005 (individually, a “2005 Specified Employee Participant” and, collectively, the “2005 Specified Employee Participants”).

3.	Special Provision. The following special provision shall apply to the Special Election Cancellation Participants:

Special 2005 Deferral Election Cancellation: Pursuant to and in accordance with Notice 2005-1 and proposed regulations under Code section 409A issued by the U.S. Treasury Department and the Internal Revenue Service, each Special Election Cancellation Participant shall have the opportunity to cancel a previous election to defer all or a portion of the cash award payment of Incentive Compensation for the 2005 Plan Year described in Paragraph 2(a) or (b) above, by executing and delivering to the Company a cancellation of the Participant’s previous election to defer, in the form prescribed by the Company, subject to the requirements specified in paragraphs 4 and 6 below. Any amount the deferral of which is cancelled in accordance with this Paragraph 3 shall be distributed no later than December 31, 2005, or the date such amount becomes vested, if later.

4.	Special Election Deadline. To be effective, the election cancellation referred to in Paragraph 3 above must be executed and delivered to the Company by the Special Election Cancellation Participant on or before the date specified by the Company that is after the Effective Date of this Supplement #1, but no later than December 1, 2005.

5.	Special Provision. The following special provision will apply to the 2005 Specified Employee Participants:

Special 2005 Termination of Participation: Pursuant to and in accordance with Notice 2005-1 and proposed regulations under Code section 409A issued by the U.S. Treasury Department and the Internal Revenue Service, each 2005 Specified Employee Participant shall be considered to have terminated participation in the Plan with respect to any amounts that would otherwise be subject to Code section 409A, effective as of the date such 2005 Specified Employee Participant terminated employment with the Company. Anything in the Plan to the contrary notwithstanding, such amounts shall be distributed in a lump sum distribution to such 2005 Specified Employee Participant no later than December 31, 2005, or the date such amounts become vested, if later.

6.	Limitations on Supplement. Nothing in this Supplement #1 shall be construed to provide any Special Election Cancellation Participant or 2005 Specified Employee Participant with any rights or benefits under the Plan other than those described in Paragraphs 3 through 5, as applicable, above.